Exhibit 10.4

STATE OF NORTH CAROLINA

DEFERRED COMPENSATION AGREEMENT

COUNTY OF MECKLENBURG

AGREEMENT made this 1st day of October, 1987, between Robert D. Pettus, Jr., Vice President of Coca Cola Bottling Co. Consolidated, (the “Vice President”); and (the “Select Employee”).

In consideration of the agreements hereinafter contained, the parties hereto agree as follows:

1.        Employment. The Corporation agrees to continue the employment of the Employee and the Employee agrees to serve the Board of Coca Cola Bottling Co. Consolidated, this date, until terminated by either party by written notice to the other.

2.        Duties. During the term of his employment, the Employee shall devote all of his time, attention, skill and efforts to the performance of his duties for the Corporation.

3.        Compensation. The Corporation shall pay the Employee deferred compensation as provided in paragraph 5 below.

4.        Deferred Compensation Account.

a.         Credits to Account. A general ledger account hereinafter referred to as the Deferred Compensation Account, shall be established for the purpose of reflecting deferred compensation with at least $_________ being credited thereto on October 1, 1987, or as soon as practical thereafter and with at least $_________ being credited thereto on each October 1, thereafter during the continuance of the Employee’s employment hereunder. However, the Corporation may credit additional amounts at other times at its discretion.

b.         Investment Authority. Any such funds so credited to the Deferred Compensation ,Account may be kept in cash or invested and reinvested in mutual funds, life insurance (whole life or term insurance), stocks, bonds, securities or any other assets as may be selected by the Corporation in its discretion. In the exercise of the foregoing discretionary investment powers, the Corporation may engage investment counsel and, if it so desires, may delegate to such counsel full or limited authority to select the assets in which the funds are to be invested.

c.         Investment Losses. The Employee agrees on behalf of himself and his designated beneficiary to assume all risk in connection with any decrease in value of the funds which are invested or which continue to be invested in accordance with the provision of this Agreement.

d.         Investment Ownership. Title to and beneficial ownership of any assets, whether cash or investments, which the Corporation may earmark to pay the deferred compensation hereunder, shall at all times remain in the Corporation, and the Employee and his designated beneficiary shall not have any property interest whatsoever in any specific assets of the Corporation.

5.        Benefits. The benefits to be paid as deferred

compensation are as follows:

a.         Termination of Service. Upon termination of employment for any reason other than death or disability of the Employee, the Employee’s Vested Benefit shall be payable to him in _______ annual installments of substantially equal amounts. For purposes of this paragraph, the term “Vested Benefits” shall mean the fair market value of the Deferred Compensation Account on the date employment is terminated multiplied by the percentage vested which corresponds to the Employee’s completed months of participation as shown on the following schedule:

Completed Months of Participation Since October 1, 1987	Percentage Vested

Less than 36	0%
36 but less than 48	33%
48 but less than 60	66%
60 or more	100%

Each annual installment may include a rate of earnings on the amounts credited to the Deferred Compensation Account determined entirely at the discretion of the majority of the Board of Directors of the Coca Cola Bottling Co. Consolidated prior to payment on the remaining balance until the Account shall have been paid out in full. If the Employee should die on or after termination of service and before the installment payments are completed, the unpaid balance will continue to be paid in installments for the unexpired portion of such period to his designated beneficiary in the same manner as set forth above.

b.         Disability. If the Employee’s employment is terminated because of disability while he is in the employ of the

Corporation, then Employee shall become fully vested in the amounts credited in paragraph 4.a. above and the Corporation shall make ________ annual payments of substantially equal amounts to the Employee in the same manner and to the same extent as provided in paragraph 5.a. above.

c.         Designated Beneficiary. The beneficiary referred to in this paragraph may be designated or changed by the Employee (without the consent of any prior beneficiary) on a form provided by the Corporation and delivered to the Corporation before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Employee, the installment payments, payable under paragraph 5.a. above shall be payable to the Employee’s estate.

d.         Disability Determination. The Employee shall be deemed to have become disabled for purposes of paragraph 5.b. above if the Corporation shall find that (1) the Employee cannot engage in other gainful employment and (2) the Employee is under the regular personal care of a physician and (3) the Employee is unable to perform the important duties of his/her regular occupation so that the Employee is either totally or partially disabled, whether emotionally, mentally or physically, and is prevented from engaging in further employment by the Corporation because the disability will be permanent and continuous during the remainder of his life.

e.         Payment Commencement. The (installment) payment(s) to be made to the Employee under paragraphs 5.a.. and 5.b. above shall commence on the next business day of the calendar year following the date of the termination of his employment. The (installment) payment (s) to be made to the designated beneficary under the provisions of this paragraph 5 shall continue to be made on the same payment schedule as if the Employee had survived.

f.         Death. Should the Employee die prior to commencement of installment payments in paragraph 5.a., then the Employee shall be deemed to be fully vested and all amounts payable under said paragraph shall be paid to the designated beneficiary as soon as practicable thereafter.

g.         Hardship. If the corporation shall determine in its sole discretion that the Employee is in dire need of the benefits payable herein, then it shall be authorized to distribute such funds as it deems necessary to maintain the standard of living of the Employee and his or her family which existed before the hardship befell the Employee. The Employee’s preferences shall be excluded from the consideration of this matter by the Corporation.

6.        No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions or execution of this agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and Employee, his designated beneficiary or any other person.

7.        No Assignment. The right of the Employee or any other person to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by Will or by the laws of descent and distribution.

8.        Incapacity of Beneficiary. If the Corporation shall find that any person to whom any payment is payable under this Agreement is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Corporation to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provision of paragragh 5. above. Any such payment shall be a complete discharge of the liabilities of the Corporation under this Agreement.

9.        Board’s Powers and Liabilities. The Corporation shall have full power and authority to interpret, construe and administer this Agreement and the Corporation’s interpretations and construction thereof, and action thereunder, including any valuation of the Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board of Directors of Coca Cola Bottling Co. Consolidated shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

10.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Employee and his heirs, executors, administrators and legal representatives.

11.      Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.

12.      Compliance with Code, Etc. It is intended and understood by the parties hereto that this Agreement complies with the provision of the Internal Revenue Code and Regulations in effect at the time of its execution. If, at a later date, the laws of the United States or of the State of North Carolina are construed in such a way as to make this Agreement void and of no effect, then this Agreement will be given effect in such manner as will best carry out the purposes and intentions of the parties.

13.      Severability. If this Agreement shall ever be interpreted by the Internal Revenue Service as ineffective with regard to deferral of the Employee’s income, and such interpretation shall become final and unappealable, then only those amounts in the account which would be treated as taxable income by the Internal Revenue Service at the time of such final interpretation, would be paid over to the Employee. All other assets in the account at the time of such final interpretation would be distributed to the Employee according to paragraph 5 above.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the Employee hereunto has set his hand and seal as of the date first above written.

COCA COLA BOTTLING CO. CONSOLIDATED
(CORPORATE SEAL)	By:	/s/ ROBERT D. PETTUS

Robert D. Pettus, Jr., Vice-President
ATTEST:

SECRETARY

(SEAL)

Employee